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                                                                    Exhibit 99.1

                     CONSENT OF J.P. MORGAN SECURITIES INC.

     We hereby consent to (i) the use of our opinion letter dated February 26, 2002 to the Board of Directors of Fusion Medical Technologies, Inc. (the "Company") included in Annex C to the proxy statement/prospectus relating to the proposed merger of the Company and Baxter International Inc., and (ii) the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           J.P. MORGAN SECURITIES INC.

                                                  /s/ Afshin Taber
                                           By:__________________________________
                                              Name: Afshin Taber
                                              Title: Vice President

March 15, 2002